Exhibit 10.1

INSURANCE AGREEMENT

THIS INSURANCE AGREEMENT, dated as of January 5, 2006, is entered into by and between AMBAC ASSURANCE CORPORATION, a Wisconsin-domiciled stock insurance company (“Ambac”) and TAMPA ELECTRIC COMPANY, a corporation duly organized under the laws of the State of Florida (hereinafter the “Company”).

WHEREAS, pursuant to the Loan and Trust Agreement dated as of January 5, 2006, between the Hillsborough County Industrial Development Authority (the “Issuer”), the Company and The Bank of New York Trust Company, N.A., as Trustee (the “Trustee”) (the “Agreement”), the Issuer has issued $85,950,000 in aggregate principal amount of Pollution Control Revenue Refunding Bonds (Tampa Electric Company Project), Series 2006 (the “Bonds”); and

WHEREAS, Ambac has issued a commitment in the form attached to this Agreement as Annex A (the “Commitment”) to deliver a Financial Guaranty Insurance Policy with respect to the Bonds, which insures the regularly scheduled payments of principal of and interest on the Bonds, as specified therein (such financial guaranty insurance policy, as it may be endorsed from time to time, the “Policy”); and

WHEREAS, the Company understands that Ambac expressly requires the delivery of this Agreement as part of the consideration for the delivery by Ambac of the Policy;

NOW, THEREFORE, in consideration of the premises and of the agreements herein contained and of the execution and delivery of the Policy, the Company, and Ambac agree as follows:

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ARTICLE I

DEFINITIONS; PREMIUM AND EXPENSES

Section 1.01. Definitions. Except as otherwise expressly provided herein or unless the context otherwise requires, the terms which are capitalized herein shall have the meanings specified in Annex B hereto.

Section 1.02. Premium. In consideration of Ambac agreeing to issue the Bond Policy, the Company hereby agrees to pay the Premium to Ambac in relation to the Bond Policy as a lump sum upon delivery of the Policy. Once paid, no Premium is refundable in whole or in part for any reason (including, without limitation, in the event that the Bonds are retired prior to their stated maturity).

Section 1.03. Certain Other Expenses. The Company will pay all reasonable fees and disbursements of Ambac’s counsel related to any modification of any of the Transaction Documents that is requested by the Company.

ARTICLE II

REIMBURSEMENT OBLIGATION;

REPRESENTATIONS AND COVENANTS OF THE COMPANY

Section 2.01. Reimbursement Obligation. (a) The Company agrees to reimburse Ambac in full in United States Dollars, from any available funds, immediately and unconditionally upon written demand by Ambac for all amounts paid by Ambac under the Policy. To the extent that any such payment due hereunder is not paid when due, interest shall accrue on such unpaid amounts at a rate equal to the Effective Interest Rate.

(b) The Company also agrees to reimburse Ambac immediately and unconditionally upon its receipt of written demand for (i) all reasonable expenses incurred by Ambac in connection with any Policy Payment and (ii) all reasonable expenses incurred by Ambac in connection with the enforcement by Ambac of the Company’s obligations under this Agreement, the Transaction Documents and any Bond, together with interest accruing at the Effective Interest Rate on any unpaid expenses from and including the date which is 30 days from the date a statement for such expenses is received by the Company to the date of payment.

Section 2.02. Unconditional Obligation. The obligations of the Company hereunder are absolute and unconditional and will be paid or performed strictly in accordance with this Agreement, irrespective of:

(a) any lack of validity or enforceability of, or any amendment or other modification of, or waiver with respect to the Bonds or any Transaction Document;

(b) any exchange, release or nonperfection of any security interest in property securing the this Agreement, Bonds or any Transaction Document or any obligations hereunder or thereunder;

(c) any circumstances (other than payment of the Bonds in full) which might otherwise constitute a defense available to, or discharge of, the Company or the Issuer under any Transaction Document or otherwise with respect to the Bonds; or

(d) whether or not the Company’s obligations under any Transaction Document, or the obligations represented by the Bonds, are contingent or matured, disputed or undisputed, liquidated or unliquidated.

Section 2.03. Negative Pledge. In consideration of the issuance of the Policy, the Company agrees that, so long as the Policy remains in effect (and Ambac is not in default under the Policy) or any Reimbursement Obligation remains unpaid, the Company will not create or suffer to be created or to exist any mortgage, pledge, security interest, or other lien (collectively “Liens”) on any of the Company’s electric utility properties or tangible assets used or useful in the Company’s electric utility business now owned or hereafter acquired to secure any indebtedness (including contingent indebtedness) for borrowed money (“Secured Debt”), unless it shall simultaneously deliver to Trustee for the benefit of the Securityholders and as security for its payment obligations under the Agreement, either of the following at the election of the Company: (i) an equal and ratable security interest in the collateral securing such Secured Debt, or (ii) First Mortgage Bonds (as defined in the Agreement), as provided in Section 2.02 of the Agreement. This restriction does not apply to the Company’s subsidiaries, nor will it prevent any of them from creating or permitting to exist liens on their property or assets to secure any indebtedness. In addition, this restriction does not prevent the creation or existence of:

(a) Liens on property existing at the time of acquisition or construction of such property (or created within one year after completion of such acquisition or construction), whether by purchase, merger, construction or otherwise, or to secure the payment of all or any part of the purchase price or construction cost thereof, including the extension of any Liens to repairs, renewals, replacements substitutions, betterments, additions, extensions and improvements then or thereafter made on the property subject thereto, including existing Liens on assets acquired or constructed with the proceeds of indebtedness the interest payments on which are exempt from federal income tax;

(b) Leases (operating or capital) made, or existing on property acquired by the Company, in the ordinary course of business;

(c) Financing of the Company’s accounts receivable for electric or gas service;

(d) Liens for taxes, assessments and other governmental charges not yet due, the payment of which is not at the time required (i) which are being actively contested in good faith by appropriate proceedings, (ii) for which reserves have been established to the extent required by generally accepted accounting principles, and (iii) which do not pose any material risk of forfeiture or loss of any assets the forfeiture or loss of which would materially adversely affect the business, property, assets or financial condition of the Company and its subsidiaries taken as a whole;

(e) Liens created by or resulting from any judgment entered against the Company or any of its subsidiaries (i) which is being actively contested in good faith by appropriate proceedings, (ii) for which reserves have been established and are maintained to the extent required by generally accepted accounting principles, (iii) which does not pose any material risk of forfeiture or loss of any assets the forfeiture or loss of which would materially adversely affect the business, property, assets or financial condition of the Company and its subsidiaries taken as a whole and (iv) which does not adversely affect the Company’s compliance with the terms hereof or of the Agreement;

(f) other Liens incidental to the normal conduct of the business of the Company or any subsidiary or the ownership of its property and assets and which (i) were not incurred in connection with the incurrence of the indebtedness for borrowed money, and (ii) do not in the aggregate materially impair the use of such property and assets in the operation of the business of the Company and its subsidiaries taken as a whole, or materially detract from the value of such property and assets for the purposes of such business;

(g) Liens on assets of the Company securing Secured Debt not otherwise permitted by the foregoing clauses in an amount that does not exceed 7.5% of Net Assets;

(h) Any extensions, renewals or replacements (or successive extensions, renewals or replacements), in whole or in part, of Liens permitted by the foregoing clauses; and

(i) The pledge of any bonds or other securities at any time issued under any of the Secured Debt permitted by the above clauses.

Ambac agrees that the documents pursuant to which such collateral as is described in this Section 2.03 may be issued may require the Trustee to surrender such collateral to the Company without payment at any time when (A) the senior unsecured debt of the Company shall be rated (x) Baa1 or higher by Moody’s and (y) BBB+ or higher by S&P, and (B) all Secured Debt of the Company (x) not permitted by the provisions clauses (a) through (i) of this Section 2.03, shall have been satisfied and discharged or all security in whatever form securing such Secured Debt in respect thereof shall have otherwise been released and (y) Secured Debt permitted by clause (g) shall not exceed 5.0% of Net Assets. In the event that First Mortgage Bonds were delivered to the Trustee to satisfy the requirements of this Section 2.03 and the Company is entitled to their release in accordance with this paragraph, Ambac agrees to deliver to the Trustee the consent required by Section 2.03(b) of the Agreement promptly upon the written request of the Company. Notwithstanding any surrender of collateral pursuant to the preceding sentence, the provisions of this Section 2.03 shall continue to apply in respect of the incurrence of additional Secured Debt of the Company.

Section 2.04. Liquidity Facility. For so long as the Policy remains in effect (and Ambac is not in default thereunder) or any Reimbursement Obligation or Premium remains unpaid, the Company will ensure that whenever a Bond is subject to purchase by the Company following an optional or mandatory tender by the holder thereof, the obligation of the Company to purchase, or provide funds for the purchase of, such Bonds shall be supported by a standby bond purchase agreement or other liquidity facility from a provider, and on terms and conditions, acceptable to Ambac.

Section 2.05. Representations and Warranties. The Company gives the following representations and warranties for the benefit of Ambac:

(a)	it is incorporated and validly existing under the laws of Florida;

(b)	it has the corporate power to enter into and perform its obligations under or with respect to the Transaction Documents to which it is a party, to carry out the transactions contemplated by the Transaction Documents to which it is a party, to own its property and assets, and to carry on its business as now conducted or contemplated;

(c)	it has taken all necessary action to authorize the entry into and performance of its obligations under or with respect to the Transaction Documents to which it is a party and to perform obligations under them and allow them to be enforced;

(d)	its obligations under the Transaction Documents to which it is a party are or (in the case of the Bonds when issued) will be legal, valid and binding;

(e)	the execution by it of the Transaction Documents to which it is a party and the carrying out of the transactions under or contemplated by them do not violate in any respect any provision of:

(i)	its constituent documents or any law, regulation or order applicable to it; or

(ii)	any other material document or agreement which is binding upon it or its assets; and

(f)	to the best of its knowledge and belief no action or administrative proceedings of or before any court or agency are presently current or pending or are threatened which might reasonably be expected to have a material adverse effect on its ability to perform its obligations under the Transaction Documents to which it is a party.

Section 2.06. Purchase in Lieu of Redemption. In the event that Bonds are purchased in lieu of redemption by the Company pursuant to Section 4.12 of the Agreement, then the Company shall be and remain the owner of such Bonds until such Bonds are remarketed or reoffered by the Company and/or the Issuer.

Section 2.07. Regulated Enterprise. In consideration of the issuance of the Policy, the Company agrees that, so long as the Policy remains in effect or any Reimbursement Obligation remains unpaid, the obligations of the Company under, and in respect of, the Bonds and the other Transaction Documents shall remain direct and primary obligations of a Regulated Utility Company.

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ARTICLE III

EVENTS OF DEFAULT; REMEDIES

Section 3.01. Events of Default. The following events shall constitute Events of Default hereunder:

(a) The Company shall fail to pay to Ambac any amount payable under Section 1.02, 1.03 or 2.01 hereof and such failure shall have continued for a period in excess of ten days after receipt by the Company of written notice thereof, provided, however, that notwithstanding the foregoing, an Event of Default shall not occur under this subsection if, as demonstrated to the reasonable satisfaction of Ambac, the failure to pay is a failure to pay caused by an error or omission of an administrative or operational nature;

(b) Any material representation or warranty made by the Company hereunder or any material statement in the application for the Policy or any material report, certificate, financial statement or other instrument provided in connection with the Policy or herewith shall have been materially false at the time when made;

(c) The Company shall fail to perform its obligations under Section 2.03, 2.06 and 2.07 hereof at the time required for performance of such obligations;

(d) Except as otherwise provided in this Section 3.01, the Company shall fail to perform any of its other obligations hereunder, provided that such failure continues for more than thirty (30) days after receipt by the Company of written notice of such failure to perform;

(e) The Company shall (i) voluntarily commence any proceeding or file any petition seeking relief under the United States Bankruptcy Code or any other Federal, state or foreign bankruptcy, insolvency or similar law, (ii) consent to the institution of, or fail to controvert in a timely and appropriate manner, any such proceeding or the filing of any such petition, (iii) apply for or consent to the appointment of a receiver, paying agent, custodian, sequestrator or similar official for the Company or for a substantial part of its property, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (vii) take action for the purpose of effecting any of the foregoing;

(f) An involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Company, or of a substantial part of its property, under the United States Bankruptcy Code or any other Federal, state or foreign bankruptcy, insolvency or similar law or (ii) the appointment of a receiver, paying agent, custodian, sequestrator or similar official for the Company or for a substantial part of its property; and such proceeding or petition shall continue undismissed for ninety (90) days or an order or decree approving or ordering any of the foregoing shall continue unstayed and in effect for ninety (90) days; or

(g) An “Event of Default” shall have occurred under the Agreement.

Section 3.02. Remedies. If an Event of Default shall occur and be continuing, then Ambac may take whatever action at law or in equity may appear necessary or desirable, including, without limitation, giving notice to the Trustee of the occurrence of such Event of Default, legal action for the specific performance of any covenant made by the Company herein and, to the extent applicable, the pursuit of remedies available under any security interest granted pursuant to Section 2.03 hereof, to collect the amounts then due and thereafter to become due under this Agreement, or to enforce performance and observance of any obligation, agreement or covenant of the Company under this Agreement. All rights and remedies of Ambac under this Section 3.02 are cumulative and the exercise of any one remedy does not preclude the exercise of one or more of the other available remedies under this Agreement, or in respect of any security interest granted pursuant to Section 2.03 hereof, under the Agreement or now or hereafter existing at law or in equity.

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ARTICLE IV

MISCELLANEOUS

Section 4.01. Certain Information and Notices to Ambac. While the Policy is in effect:

(a) the Company shall furnish to Ambac as soon as reasonably practicable after the filing thereof, a copy of the 10-Ks and 10-Qs of the Company and a copy of any audited financial statements and annual reports of the Company, and Ambac agrees that such statements and reports shall be deemed to be furnished to Ambac when filed with the Securities and Exchange Commission and available electronically; and

(b) the Company will permit Ambac to discuss the affairs, finances and accounts of the Company with appropriate officers of the Company as reasonably requested from time to time and upon reasonable prior notice.

Section 4.02. Parties Interested Herein. Nothing in this Agreement expressed or implied is intended or shall be construed to confer upon, or to give or grant to, any person or entity, other than the Company and Ambac, any right, remedy or claim under or by reason of this Agreement or any covenant, condition or stipulation hereof, and all covenants, stipulations, promises and agreements in this Agreement contained by and on behalf of the Company and Ambac shall be for the sole and exclusive benefit of the Company and Ambac.

Section 4.03. Amendment and Waiver. Any provision of this Agreement may be amended, waived, supplemented, discharged or terminated only with the prior written consent of the Company and Ambac. The Company hereby agrees that upon the written request of the Trustee, Ambac may make or consent to issue any substitute for the Policy to cure any ambiguity or formal defect or omission in the Policy which does not materially change the terms of the Policy nor adversely affect the rights of the Owners, and this Agreement shall apply to such substituted Policy. Ambac agrees to deliver to the Company and to the company or companies, if any, rating the Bonds, a copy of such substituted Policy.

Section 4.04. Successors and Assigns; Descriptive Headings.

(a) This Agreement shall bind, and the benefits hereof shall inure to, the Company and Ambac and their respective successors and assigns; provided, that neither party hereto may transfer or assign any or all of its rights and obligations hereunder without the prior written consent of the other party hereto. Notwithstanding the foregoing provisions of this Section 4.04(a), Ambac shall have the right the reinsure any portion of its exposure under the Policy to third party reinsurers.

(b) The descriptive headings of the various provisions of this Agreement are inserted for convenience of reference only and shall not be deemed to affect the meaning or construction of any of the provisions hereof.

Section 4.05. Counterparts. This Agreement may be executed in any number of copies and by the different parties hereto on the same or separate counterparts, each of which fully-executed counterparts shall be deemed to be an original instrument, and all of which shall constitute but one and the same instrument. Complete counterparts of this Agreement shall be lodged with the Company, the Trustee and Ambac.

Section 4.06. Term. This Agreement shall expire upon the earlier of (i) the expiration of the Policy in accordance with the terms thereof, or (ii) the repayment in full to Ambac of any amounts due and owing to it by the Company under this Agreement or the Policy.

Section 4.07. Exercise of Rights. No failure or delay on the part of Ambac to exercise any right, power or privilege under any Transaction Document and no course of dealing between Ambac and the Company or any other party shall operate as a waiver of any such right, power or privilege, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies which Ambac would otherwise have pursuant to law or equity. No notice to or demand on any party in any case shall entitle such party to any other or further notice or demand in similar or other circumstances, or constitute a waiver of the right of the other party to any other or further action in any circumstances without notice or demand.

Section 4.08. Waiver. The Company waives any defense that this Agreement was executed subsequent to the date of the Commitment, admitting and covenanting that such Commitment was delivered pursuant to the Company’s request and in reliance on the Company’s promise to execute this Agreement.

Section 4.09. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes any and all prior agreements and understandings of the parties hereto with respect to the subject matter hereof, including but not limited to the Commitment.

Section 4.10. Notices. All written notices to or upon the respective parties hereto shall be deemed to have been given or made when actually received, or in the case of telecopier machine owned or operated by a party hereto, when sent and confirmed in writing by such machine as having been received, addressed as specified below or at such other address as any of the parties hereto may from time to time specify in writing to the other:

If to the Company:

Tampa Electric Company

Post Office Box 111

Tampa, Florida 33601

Attention: Corporate Secretary

Facsimile: 813-228-1328

If to Ambac:

Ambac Assurance Corporation

One State Street Plaza

New York, New York 10004

Attention: General Counsel

Facsimile: (212) 208-3558

Section 4.11. Endorsement to Policy. If the Company requests Ambac to endorse the Policy to insure the obligation of the Company to pay the Purchase Price (as defined in the Indenture) of Tendered Bonds (as defined in the Indenture) at the end of a Long-Term Rate Period (as defined in the Indenture) and Ambac so endorses the Policy, then such endorsement shall be deemed to form part of the Policy and the term “Policy,” as used herein, shall mean the Policy, as so endorsed.

Section 4.12. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York.

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IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

TAMPA ELECTRIC COMPANY

By:	/s/ Sandra W. Callahan
Name:	Sandra W. Callahan
Title:	Treasurer

AMBAC ASSURANCE CORPORATION

By:	/s/ Dennis Pidherny
Dennis Pidherny
Managing Director

ANNEX B

DEFINITIONS

For all purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires, all capitalized terms shall have the meaning as set out below.

“Agreement” means this Insurance Agreement.

“Closing” means January 19, 2006.

“Effective Interest Rate” means the “prime rate” announced by Citibank, N.A., from time to time, plus 1%.

“Event of Default” shall mean any of the events of default set forth in Section 3.01 of this Agreement.

“Moody’s” means Moody’s Investors Service.

“Net Assets” means total assets of the Company, but excluding goodwill, less current liabilities other than short term debt and current maturities of long term debt of the Company, all as determined in accordance with generally accepted accounting principles.

“Owners” means the registered owner of any Bond as indicated in the books of registry maintained by the Trustee. The term “Owner” shall not include the Company or any person or entity whose obligation or obligations by agreement constitute the underlying security or source of payment for the Bonds.

“Policy Payment” means a payment by Ambac pursuant to the terms and conditions of the Policy.

“Premium” means the amount payable by the Company to Ambac pursuant to the provisions of a letter between the Company and Ambac dated as of the date of this Agreement.

“Rating” means, so long as the Bonds are unsecured, the lower of the ratings assigned to the Company’s senior unsecured long-term debt by S&P and Moody’s and, so long as the Bonds are secured, the lower of the Ratings assigned by S&P and Moody’s to the Company’s senior secured long-term debt.

“Regulated Utility Company” means a corporation (including a limited liability corporation) primarily engaged in the distribution of electricity, and which is regulated by the applicable public service commissions in all of the states which comprise its service area.

“Reimbursement Obligations” means the amounts payable by the Company to Ambac pursuant to the provisions of Section 2.01(a) and (b) hereof.

“S&P” means Standard & Poor’s Ratings Service, a division of The McGraw Hill Companies.

“Transaction Documents” means the Agreement, the Bonds and this Agreement.